Letter of Intent

Party A: AVIC Technologies Limited
         445 Francois Xavier St. Montreal, Quebec, Canada

Party B: Shenzhen Li Zheng Feng Industrial Co., Ltd.
         6/F, Zhongjian Building, 2105 Shennan E. Road, Shenzhen City, Guangdong Province China

Adhering to the principle of equality and mutual benefit, both parties Party A and Party B agree to establish a joint venture, in which two production lines are set up for the production of glass fiber reinforced plastics doors and windows for the sales to South China and abroad.

The total investment of the joint venture will be RMB seven million, converted as USD eight hundred and forty-four thousand, of which sixty percent is for registered capital (USD five hundred and six thousand four hundred) and the remaining forty percent is for working capital (USD three hundred and thirty-seven thousand and six hundred).

Party A agrees to contribute sixty per cent of the share of the joint venture, i.e., USD five hundred and six thousand four hundred of investment while Party B contribute forty percent of the share of the joint venture, i.e., RMB two million eight hundred thousand of investment (USD three hundred and thirty-seven thousand and six hundred). The two parties agree to loan from a bank in China territory RMB three million (about USD three hundred and sixty-one thousand seven hundred and fourteen point twenty-eight) as part of the total investment hereof. Therefore, the actual investment of Party A is: USD two hundred and eight-nine thousand three hundred and seventy-one point forty-three and that of Part Party B is: USD one hundred and ninety-two thousand nine hundred and fourteen point twenty-eight.

The two parties hereby agree that the length of the joint-venture partnership will be twenty years. Party A and Party B will shoulder risks jointly. After signing this Letter of Intent, the two parties agree to cooperate in all respects possible and comply with the relevant laws and ordinances of the People's Republic of China, and register the joint venture as soon as possible. Party A is responsible to arrange the loan, the amount as agreed by the two parties from a bank in the territory of China.

This Letter of Intent is signed in Shenzhen City, Guangdong Province China on October 28th, 1999.

Party A:                      Party B:
AVIC Technologies Limited     Shenzhen Li Zheng Feng Industrial Co., Ltd. (seal)

Representative:               Representative: